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                                                                    EXHIBIT 23.2

                        CONSENT OF CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of ARAMARK Corporation and, where applicable, ARAMARK Services, Inc., on Form S-8, registration numbers 33-11818, 33-30879, 33-33329, 33-44002, and 33-57825, and
on Form S-3,registration numbers 33-41357, 33-47564, 33-52587, and 33-64259, and in the related Prospectuses, of our report dated November 16, 1994, with respect to the consolidated financial statements of Versa Services Ltd. for the fifty-two week periods ended September 28, 1994 and September 29, 1993, such report included in the Annual Report on Form 10-K of ARAMARK Corporation for the year ended September 29, 1995 filed with the Securities and Exchange Commission.

Mississauga, Canada,                                       Ernst & Young
November 20, 1995                                          Chartered Accountants